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                                                                     Exhibit 4.5

                       Specialty Chemical Resources, Inc.
                           Subordinated Debt Issuance

Set forth below are proposed terms for the issuance of an aggregate of $1,500,000 principal amount of new subordinated notes of Specialty Chemical Resources, Inc.



                               Subordinated Notes


Principal Amount: $1,500,000 principal amount of Subordinated Notes.

Interest:         12% per annum based on a 360-day year.

Maturity Date:    December 15, 1998

Subordination:    Subordinated to all senior bank debt on terms similar to
                  subordination under the currently outstanding subordinated notes.

Transfer:         Non-transferable prior to maturity date.



                             Refinancing Commitment


Refinance:        The Subordinated Notes will be refinanced prior the maturity date, pursuant to a pro rata rights offering to equity security holders (including convertible debt holders) with a debt instrument, or a debt-like preferred stock instrument, with detachable warrants to purchase at least 3,000,000 shares of Common Stock of Specialty Chemical for a price not greater than approximately $.50 per share.

Allocation:       Each right would entitle a holder to exercise a proportionate number of otherwise unexercised rights. With respect to rights distributed to CEW Partners, Martin Trust and Edwin M. Roth,
                  1/3 of the aggregate amount thereof distributed of CEW
                  Partners, Martin Trust and Edwin M. Roth would be exercisable by each of CEW Partners, Martin Trust and Edwin M. Roth, regardless of the actual number of rights actually issued to each.



                                   Investors


Edwin M. Roth:    $500,000 principal amount of Subordinated Notes (including exchange of $150,000 of currently outstanding subordinated notes).

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CEW Partners:     Same

Martin Trust:     Same


The undersigned acknowledge and agree to the terms and conditions set forth above, in all events subject to appropriate definitive documentation.

SPECIALTY CHEMICAL RESOURCES, INC.



By: /s/ DAVID F. SPINK                          /s/ MARTIN TRUST
    ------------------------------              ------------------------------
                                                MARTIN TRUST



/s/ EDWIN M. ROTH                               CEW PARTNERS
----------------------------------
EDWIN M. ROTH

                                                By: /s/ Geoffrey J. Colvin
                                                    ----------------------------
JUNE 15, 1998                                       General Partner